EXHIBIT 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Reddit, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share (“Class A Common Stock”), Registrant’s 2017 Equity Incentive and Grant Plan, as amended (the “2017 Plan”)	457(h)	1,934,841(2)	$58.38(3)	$112,956,017.58	$147.60 per $1,000,000	$16,672.31
Total Offering Amounts					$112,956,017.58		$16,672.31
Total Fee Offsets(4)							N/A
Net Fee Due							$16,672.31

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Class A common stock that becomes issuable under the 2017 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of Class A common stock.
(2)Represents (i) 1,914,748 shares of Class A common stock issued pursuant to the settlement of restricted stock unit awards granted under the 2017 Plan and (ii) 20,093 shares of Class A common stock issued upon the conversion of 20,093 shares of Class B common stock issued pursuant to the settlement of restricted stock unit awards granted under the 2017 Plan.
(3)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $58.38 per share, which is the average of the high and low prices of the Registrant’s Class A Common Stock on May 16, 2024, as reported on the New York Stock Exchange.
(4)The Registrant does not have any fee offsets.